NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 14, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 3, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between LaSalle Hotel Properties and Pebblebrook Hotel Trust became effective after the close on November 30, 2018. Each share of LaSalle Hotel Properties 6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest was converted into the right to receive one share of Pebblebrook Hotel Trust 6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 3, 2018.